Exhibit 10.6

Execution Version

NOMINATION AGREEMENT

This NOMINATION AGREEMENT (this “Agreement”), dated as of December 21, 2023, is entered into by and among Global Gas Corporation, a Delaware corporation (the “Company”), Dune Acquisition Holdings LLC, a Delaware limited liability company (“Dune”), and each of the stockholders of the Company whose name appears on the signature pages hereto under “GHE Founders” (each, a “GHE Founder,” and collectively, the “GHE Founders”). The GHE Founders, Dune and the Company are collectively referred to herein as the “Parties” and individually as a “Party.”

WHEREAS, on May 14, 2023, the Company, Global Gas Holdings LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of the Company (“Holdings”), William Bennett Nance, Jr., an individual (“W. Nance”), Sergio Martinez, an individual (“S. Martinez”) and Barbara Guay Martinez, an individual (“B. Martinez”, and together with W. Nance and S. Martinez, the “Sellers”) and Global Hydrogen Energy LLC, a Delaware limited liability company, entered into that certain Unit Purchase Agreement (as amended, modified, supplemented or waived from time to time, the “Purchase Agreement”);

WHEREAS, the Company’s Second Amended and Restated Certificate of Incorporation (as may be further amended, supplemented or waived in accordance with its terms, the “Charter”) provides that (a) the members of the Company’s Board of Directors (the “Board”) shall be divided into three (3) classes of directors: Class I directors who shall serve for an initial one (1)-year term (the “Class I Director”), Class II directors who shall serve for an initial two (2)-year term (the “Class II Directors”) and Class III directors who shall serve for an initial three (3)-year term (the “Class III Directors” and, collectively with the Class I Directors and the Class II Directors, the “Initial Directors”), and (b) all terms after the Initial Directors’ initial terms shall be for three (3) years;

WHEREAS, as of the date hereof, the Board consists of five (5) members, with one (1) member constituting the Class I Director, two (2) members constituting the Class II Directors and two (2) members constituting the Class III Directors;

WHEREAS, the Company desires that, after giving effect to the transactions contemplated by the Purchase Agreement, the members of the Board be appointed as set forth in this Agreement; and

WHEREAS, in connection with, and effective upon, the consummation of the transactions contemplated by the Purchase Agreement, the GHE Founders, Dune and the Company have entered into this Agreement to set forth certain understandings among such parties, including with respect to certain governance matters.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Certain Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Action” means any claim, action, suit, charge, complaint, audit, investigation, arbitration or legal, judicial or administrative proceeding (whether at law or in equity) by or before any governmental authority.

“Affiliate” means, with respect to any specified Person, a Person that directly or indirectly Controls or is Controlled by, or is under common Control with, such specified Person. For purposes of this Agreement, no Party shall be deemed to be an Affiliate of another Party solely by reason of the execution and delivery of this Agreement.

“Affiliated Investor” means, with respect to any GHE Founder, (i) any investment fund or holding company that is directly or indirectly managed or advised by a manager or advisor of such GHE Founder and (ii) any of its Affiliates or any other Person who or which is otherwise an Affiliate of any such GHE Founder (other than the Company and its subsidiaries).

“Beneficial Owner” of a security is a Person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares (a) voting power, which includes the power to vote, or to direct the voting of, such security and/or (b) investment power, which includes the power to dispose of, or to direct the disposition of, such security, as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings. For the avoidance of doubt, for purposes of this Agreement, each GHE Founder is deemed to Beneficially Own the shares of Common Stock owned by it, notwithstanding the fact that such shares or other securities are subject to this Agreement.

“Closing” means the closing of the transactions contemplated by the Purchase Agreement. “Common Stock” means the shares of Class B common stock, par value $0.0001 per share, of the Company, and any other capital stock of the Company into which such stock is reclassified or reconstituted.

“Control” (including the terms “Controls,” “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“GHE Family Members” means as to any GHE Founder, (a) any spouse, former spouse, sibling, niece, nephew, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of such GHE Founder; (b) any lineal descendent of such GHE Founder or any Person identified in clause (b) of this definition (and any spouse or former spouse of any such Persons, including adoptive relationships and stepchildren); (c) any trust established by, and in which at least 75% of the beneficial interest is directly or indirectly held by or for the benefit of, any such GHE Founder or one or more Persons identified in clauses (a), (b), or (f) of this definition and one or more Persons exempt from federal taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended; (d) any limited liability company, partnership or other estate planning or family business vehicle of which such GHE Founder or one or more Persons identified in clauses (a), (b) or (f) of this definition serves as managing member, manager, general partner or otherwise, as applicable, and in which at least 75% of the economic interest is directly or indirectly held by or for the benefit of any one or more of such Persons; (e) any tax-exempt foundation, charitable trust, non-profit entity or other entity established by such GHE Founder or any Person identified in clauses (a), (b) or (f) of this definition, so long as the voting and disposition authority with respect to the Common Stock are controlled by or under the appointment of such GHE Founder or any Person identified in clauses (a), (b) or (f) of this definition; and (f) executors, administrators or beneficiaries of the estates of any such now or hereafter deceased Person, guardians or members of a committee for any such Person who is or becomes incompetent, or similar Persons duly authorized by law to administer the estate or assets of any such Person identified in this definition.

“GHE Group” means each of the GHE Founders and any of their respective Affiliates, Family Members and Affiliated Investors and their respective permitted assigns.

“Independent Director” means a director that qualifies as “independent” for all purposes under the rules and regulations of the applicable stock exchange on which the Common Stock is currently listed.

“Initial Share Ownership” means, with respect to any Person, the number of shares of Common Stock Beneficially Owned by such Person as of immediately following the Closing.

“Necessary Action” shall mean, with respect to any Party and a specified result, all actions (to the extent such actions are permitted by applicable law, rule or regulation and within such Party’s control) necessary to cause such result, including (i) causing the adoption of stockholders’ resolutions and amendments to the organizational documents of the Company, (ii) executing agreements and instruments, and (iii) making, or causing to be made, with governmental, administrative or regulatory authorities, all filings, registrations or similar actions that are required to achieve such result.

“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, any court, administrative agency, regulatory body, commission or other governmental authority, board, bureau or instrumentality, domestic or foreign and any subdivision thereof or other entity, and also includes any managed investment account.

Section 1.2 Rules of Construction.

(a) Unless the context requires otherwise: (i) any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms; (ii) references to Articles and Sections refer to articles and sections of this Agreement; (iii) the terms “include,” “includes,” “including” and words of like import shall be deemed to be followed by the words “without limitation”; (iv) the terms “hereof,” “hereto,” “herein” or “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement; (v) unless the context otherwise requires, the term “or” is not exclusive and shall have the inclusive meaning of “and/or”; (vi) defined terms herein will apply equally to both the singular and plural forms and derivative forms of defined terms will have correlative meanings; (vii) references to any law or statute shall include all rules and regulations promulgated thereunder, and references to any law or statute shall be construed as including any legal and statutory provisions consolidating, amending, succeeding or replacing the applicable law or statute; and (viii) references to any Person include such Person’s successors and permitted assigns.

(b) The headings in this Agreement are for convenience and identification only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

(c) This Agreement shall be construed without regard to any presumption or other rule requiring construction against the Party that drafted or caused this Agreement to be drafted.

ARTICLE II

VOTING AND GOVERNANCE MATTERS

Section 2.1 Designees.

(a) Upon the Closing, the Parties shall take all such action as may be necessary or appropriate so that the Board shall be initially composed as set forth in Section 7.05 of the Purchase Agreement. Subject to this Section 2.1, from the date hereof until the termination of this Agreement in accordance with its terms or, with respect to a Party, the termination of such Party’s rights hereunder:

(i) At every meeting of the Board or a committee thereof, or action by written consent, at or by which one or more Class I Directors are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, the GHE Group (for so long as the GHE Group Beneficially Owns a number of shares of Common Stock representing all of its Initial Share Ownership) shall have the right (but not the obligation) to appoint or nominate for election to the Board, as applicable, one individual, to serve as a Class I Director.

(ii) At every meeting of the Board or a committee thereof, or action by written consent, at or by which one or more Class II Directors are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, Dune (for as long as Dune Beneficially Owns a number of shares of Common Stock representing 25% or greater of its Initial Share Ownership) and the GHE Group (for so long as the GHE Group Beneficially Owns a number of shares of Common Stock representing its Initial Share Ownership) shall have the right (but not the obligation) to jointly appoint or nominate for election to the Board, as applicable, two individuals, to serve as a Class II Directors, both of whom shall be Independent Directors.

(iii) At every meeting of the Board or a committee thereof, or action by written consent, at or by which one or more Class III Directors are appointed by the Board or are nominated to stand for election and elected by stockholders of the Company, Dune (for as long as Dune Beneficially Owns a number of shares of Common Stock representing 25% or greater of its Initial Share Ownership) shall have the right (but not the obligation) to appoint or nominate for election to the Board, as applicable, two individuals, to serve as a Class III Directors, both of whom shall be Independent Directors.

(iv) Subject to applicable laws and stock exchange regulations, for so long as (A) Dune has the right to appoint or nominate at least one (1) director to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint at least one (1) Class III Director to serve on each committee of the Board, and (B) the GHE Group has the right to appoint or nominate one (1) Director to the Board under this Agreement, the Company will take all Necessary Action to cause the Board to appoint the Class I Director to serve on each committee of the Board.

(v) Following the Closing and for so long as Dune is entitled to appoint or nominate any Person to the Board pursuant to this Section 2.1, the Company will take all Necessary Action to cause the Board to appoint one Class III Director to serve as Chairperson of the Board.

(b) In the event that Dune or the GHE Group has nominated fewer than the total number of designees that it shall be entitled to nominate pursuant to Section 2.1(a), then Dune and the GHE Group shall have the right, at any time and from time to time, to nominate such additional designee(s) to which it is entitled, in which case, the Company shall take all Necessary Action (to the extent permitted by applicable law and to the extent such action is consistent with the fiduciary duties of the directors under Delaware law) to cause the Board to (x) increase the size of the Board as required to enable Dune and the GHE Group, as applicable, to so nominate such additional designee(s), and (y) designate such additional designees nominated by Dune and the GHE Group, as applicable, to fill such newly created vacancy or vacancies, as applicable.

(c) The Board may increase its size in accordance with the Company’s governing documents; provided, that (i) if the number of directors is so increased, the Board will use reasonable efforts to ensure the Board has an odd number of directors and (ii) any increase in the number of directors shall result in a proportional increase in the number of Class I Directors and Class III Directors (who shall all be Independent Directors) that may be appointed pursuant to this Section 2.1, rounded up.

(d) The GHE Group and Dune shall have the exclusive right to remove the Class II Directors from the Board (including any committees thereof), and the Company shall take all Necessary Action to cause the removal of any such designee at the joint request of the GHE Group and Dune. The GHE Group and Dune shall have the exclusive right to designate directors to the Board to fill vacancies created by reason of death, removal or resignation of the Class II Directors, and the Company shall take all Necessary Action to cause any such vacancies to be filled by replacement directors jointly designated by the GHE Group and Dune, as promptly as reasonably practicable, in each case subject to any restrictions set forth in this Agreement. For the avoidance of doubt and notwithstanding anything to the contrary in this paragraph, the GHE Group shall not have the right to designate a replacement director, and the Company shall not be required to take any action to cause any vacancy to be filled by any such designee, to the extent that election or appointment of such designee to the Board would result in a number of directors designated by the GHE Group in excess of the number of directors that it is then entitled to designate for membership on the Board pursuant to this Agreement. Except as set forth above, the appointment of directors to fill any Board vacancies will be the responsibility of the Nominating and Governance Committee of the Board and the Board.

(e) The Company agrees to take all Necessary Action to cause the Board to include in the slate of nominees recommended by the Board for election at any meeting of stockholders called for the purpose of electing directors the Persons designated pursuant to this Section 2.1 (to the extent that directors of such nominee’s class are to be elected at such meeting for so long as the Board is classified) and to nominate and recommend each such individual to be elected as a director as provided herein, and to solicit proxies or consents in favor thereof.

(f) Upon any decrease in the number of directors that the GHE Group is entitled to designate for nomination to the Board, the GHE Group shall cause the appropriate number of directors designated by the GHE Group to offer to tender their resignation, effective immediately, which offer shall be accepted by the Company at the discretion of the Nominating and Governance Committee of the Board (and to the extent the Company accepts any such resignation, the corresponding vacancy on the Board shall be filled in accordance with the Company’s governing documents).

(g) The GHE Group or Dune shall take all Necessary Action to cause any of the respective directors designated by the GHE Group or Dune, as applicable, to resign promptly from the Board if such director, as determined by the Board in good faith after consultation with outside legal counsel, (i) is prohibited or disqualified from serving as a director of the Company under any rule or regulation of the SEC, the stock exchange on which the Common Stock is listed, or by applicable law, (ii) has engaged in acts or omissions constituting a breach of such director’s fiduciary duties to the Company and its stockholders or (iii) has engaged in acts or omissions that involve intentional misconduct or an intentional violation of law; provided, however, that, subject to the limitations set forth in this Section 2.1, the GHE Group or Dune, as applicable, shall have the right to replace such resigning director with a director, such newly named director to be appointed promptly to the Board in place of the resigning director in the manner set forth in the Company’s governing documents for filling vacancies on the Board.

(h) Any right of the GHE Group under this Agreement shall be deemed to be exercised if approved by the holders of a majority of the Common Stock held by the GHE Group at the time of determination.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Each of the Parties hereby represents and warrants to each other Party to this Agreement that as of the date such Party executes this Agreement:

Section 3.1 Existence; Authority; Enforceability. If such Party is not an individual, such Party has been duly formed or incorporated and is validly existing in good standing under the laws of its jurisdiction of incorporation or formation, and has the power and authority to enter into this Agreement and to carry out its obligations hereunder, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. If such Party is an individual, such Party has the authority to enter into, deliver and perform its obligations under this Agreement. This Agreement has been duly executed by such Party and constitutes its legal, valid and binding obligations, enforceable against such Party in accordance with its terms.

Section 3.2 Absence of Conflicts. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

Section 3.3 Consents. The execution and delivery by such Party of this Agreement and the performance of its obligations hereunder does not and will not (a) if such Party is not an individual, conflict with, or result in the breach of any provision of the constitutive documents of such Party; (b) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such Party is a party or by which such Party’s assets or operations are bound or affected; or (c) violate any law applicable to such Party.

ARTICLE IV

INFORMATION

Section 4.1 Sharing of Information. The Class I Director (to the extent appointed or nominated by the GHE Group hereunder) is permitted to disclose to the GHE Group (and its Affiliates), and each of the Class III Directors (to the extent appointed or nominated by Dune hereunder) is permitted to disclose to Dune and its Affiliates, as applicable, information about the Company and its Affiliates that he or she receives as a result of being a director. Each of the GHE Founders and Dune recognizes that it, or its respective Affiliates and representatives, has acquired or will acquire confidential, non-public information (“Confidential Information”) about the Company and its subsidiaries the use or disclosure of which could cause the Company substantial loss and damages that could not be readily calculated and for which no remedy at law would be adequate. Accordingly, each of the GHE Founders and Dune covenants and agrees with the Company that it will not (and will cause its respective Affiliates and representatives not to) at any time, except with the prior written consent of the Company, directly or indirectly, disclose any Confidential Information known to it, unless (i) such information becomes known to the public through no fault of its own or its representatives, (ii) disclosure is required by applicable law or court of competent jurisdiction or requested by a governmental entity, provided that it promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure, (iii) such information was available or becomes available to it before, on or after the date hereof, without restriction, from a source (other than the Company) without any breach of duty to the Company or (iv) such information was independently developed by the it or its representatives without the use of the Confidential Information.

ARTICLE V

EFFECTIVENESS AND TERMINATION

Section 5.1 Termination. This Agreement shall terminate automatically as to the GHE Group at such time as the GHE Group no longer has any rights to nominate any directors pursuant to Section 2.1; provided, however, each GHE Founder may in his or her sole discretion elect to terminate this Agreement as to himself or herself and his or her Affiliates, Family Members and Affiliated Investors if such GHE Founder (together with such GHE Founder’s respective Affiliates, Family Members and Affiliated Investors) no longer Beneficially Owns one percent (1%) or more of the outstanding voting stock of the Company. This Agreement shall terminate automatically as to the Dune at such time as Dune no longer has any rights to nominate any directors pursuant to Section 2.1.

ARTICLE VI

MISCELLANEOUS

Section 6.1 Notices. All notices and other communications among the Parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following business day), addressed as follows:

If to the Company, to:

Global Gas Corporation

c/o Dune Acquisition Corporation

700 S. Rosemary Avenue, Suite 204

West Palm Beach, FL 33401

Attention: Carter Glatt

Telephone: (917) 742-1904

E-mail: carter@duneacq.com

with a copy (which shall not constitute notice) to:

Alston & Bird LLP

90 Park Avenue

New York, NY 10016

Attn: Matthew Mamak

Facsimile: (212) 922-3952

Email: Matthew.Mamak@alston.com

(a) If to the GHE Founders, to the addresses set forth on Exhibit A hereto or to such other address or addresses as the Parties may from time to time designate in writing. Without limiting the foregoing, any Party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the Party for whom it is intended.

Section 6.2 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

Section 6.3 Captions; Counterparts. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 6.4 Entire Agreement; No Third Party Beneficiaries. This Agreement constitutes the entire agreement among the Parties relating to the subject matter hereof and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the Parties or any of their respective subsidiaries relating to the subject matter hereof. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the Parties, any right or remedies under or by reason of this Agreement.

Section 6.5 Further Assurances. Each Party shall, on the request of any other Party, execute such further documents, and perform such further acts, as may be reasonably necessary or appropriate to give full effect to the allocation of rights, benefits, obligations and liabilities contemplated by this Agreement..

Section 6.6 Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement, shall be governed by, and construed in accordance with, the internal substantive laws of the State of Delaware applicable to contracts entered into and to be performed solely within such state, without giving effect to principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction.

Section 6.7 Enforcement. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur if the Parties do not perform their obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that (a) the Parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, without proof of damages, prior to the valid termination of this Agreement, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of this Agreement and without that right, none of the Parties would have entered into this Agreement. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity. The Parties acknowledge and agree that no Party, in seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 6.7, shall be required to provide any bond or other security in connection with any such injunction.

Section 6.8 Consent To Jurisdiction; WAIVER OF TRIAL BY JURY. Any Action based upon, arising out of or related to this Agreement may be brought in federal and state courts located in the State of Delaware, and each of the Parties irrevocably submits to the exclusive jurisdiction of each such court in any such Action, waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, agrees that all claims in respect of the Action shall be heard and determined only in any such court, and agrees not to bring any Action arising out of or relating to this Agreement or in any other court. Nothing herein contained shall be deemed to affect the right of any Party to serve process in any manner permitted by law or to commence legal proceedings or otherwise proceed against any other Party in any other jurisdiction, in each case, to enforce judgments obtained in any Action brought pursuant to this Section 6.8. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION BASED UPON, ARISING OUT OF OR RELATED TO THIS AGREEMENT.

Section 6.9 Amendments; Waivers.

(a) This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed by each of the Parties in the same manner as this Agreement and which makes reference to this Agreement.

(b) At any time and from time to time, any Party hereto may, to the extent legally allowed and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the any other Party, as applicable and (b) subject to the requirements of applicable law, waive compliance by any other Party with any of the agreements or conditions contained herein applicable to such Party. Any agreement to any such extension or waiver will be valid only if set forth in an instrument in writing signed by the waiving Party. Any delay in exercising any right pursuant to this Agreement will not constitute a waiver of such right.

Section 6.10 Assignment. No Party shall assign this Agreement or any part hereof without the prior written consent of the other Parties. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns. Any attempted assignment in violation of the terms of this Section 6.10 shall be null and void, ab initio.

Section 6.11 No Recourse. This Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement may only be brought against, the entities that are expressly named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Except to the extent a Party (and then only to the extent of the specific obligations undertaken by such Party in this Agreement), (a) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any Party and (b) no past, present or future director, officer, employee, sponsor, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Parties under this Agreement of or for any claim based on, arising out of, or related to this Agreement.

[Signature page follows.]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

COMPANY:

Global Gas Corporation

By:	/s/ William Bennett Nance, Jr.
	Name:	William Bennett Nance, Jr.
	Title:	Chief Executive Officer

DUNE:

Dune Acquisition Holdings LLC

By:	/s/ Carter Glatt
	Name:	Carter Glatt
	Title:	Managing Member

[Signature Page to Nomination Agreement]

GHE FOUNDERS:

By:	/s/ William Bennett Nance, Jr.
Name:	William Bennett Nance, Jr.

By:	/s/ Sergio Martinez
Name:	Sergio Martinez

By:	/s/ Barbara Guay Martinez
Name:	Barbara Guay Martinez

[Signature Page to Nomination Agreement]

EXHIBIT A

GHE Founders	Address
William Bennett Nance, Jr.	99 Wall St., Ste. 436 New York, New York 10005
Sergio Martinez	99 Wall St., Ste. 436 New York, New York 10005
Barbara Guay Martinez	99 Wall St., Ste. 436 New York, New York 10005